Exhibit 10.1

TECHNICAL DESIGN AGREEMENT

Damon Hypersport Race Project

This Technical Design Agreement (“Agreement”) is entered into as of April [04 ], 2025 (“Effective Date”) by and between:

1. PARTIES

Damon Inc., a corporation organized and existing under the laws of the Province of British Columbia, Canada, with its principal office at 704 Alexander Street, Vancouver, BC, V6A 1E3 (“Damon”);

and

ENGINES ENGINEERING S.p.a., a corporation organized and existing under the laws of Italy, with its principal office at Via Pasquali 6, 40055 Castenaso (BO), Italy (“EE”).

Damon and EE are each referred to individually as a “Party” and collectively as the “Parties.”

2. PREFACE

1.	Damon is engaged in the development, manufacture, and marketing of high-performance electric motorcycles.

2.	EE specializes in vehicle engineering, design, and development, providing expertise from concept to production, including benchmarking, structural analysis, testing, and prototyping.

3.	Damon seeks to engage EE for engineering, development, and prototyping services for the Damon Hypersport Race Project in accordance with the agreed technical specifications and budget.

4.	EE agrees to provide such services under the terms of this Agreement.

The Parties, having discussed and agreed upon the terms, enter into this Agreement as follows:

3. SCOPE OF WORK

3.1 Project Overview

EE will provide engineering, development, and prototyping services for the Damon Hypersport Race motorcycle in accordance with the side letter to this Agreement executed by the parties on the Effective Date (the “Side Letter”). References to this Agreement herein shall include the Side Letter.

3.2 EE’s Responsibilities & Deliverables

EE will be responsible for the following, in accordance with and as further detailed in the Side Letter:

A. Engineering & Technical Compliance in accordance with the Annex A - Technical Specifications of the Side Letter

●	Develop all mechanical, electrical, and software components in compliance with the technical specifications set forth in the technical specifications portion of the Side Letter.

●	Ensure chassis, powertrain, electronics, and bodywork align with agreed specifications.

●	Provide technical reports on feasibility, materials, and integration.

B. Component Selection & BOM in accordance with Annex B - Concept Bill of Materials of the Side Letter

●	Select and define COTS (Commercial Off-The-Shelf) and newly designed components.

●	Specify manufacturing and prototyping materials.

●	Ensure all components meet Damon’s performance and safety criteria.

C. Development Phases & Deliverables in accordance with Annex C - Activities & Deliverables of the Side Letter

●	Execute development in structured phases with clear milestones.

●	Deliver 3D CAD models, 2D technical drawings, FEA simulations, and system architecture schematics.

●	Conduct performance analysis and system validation per agreed schedule.

●	Provide prototype assembly guidelines and documentation.

D. Adherence to Project Schedule in accordance with Annex D – Project Schedule of the Side Letter

●	Execute all project tasks within the defined timeline.

●	Provide progress reports at the completion of each phase.

●	Notify Damon immediately if delays are expected and propose a corrective action plan.

●	Accept penalties for delays as outlined in Section 4.

E. Validation & Testing in accordance with Annex E – Validation Test List of the Side Letter

●	Perform FEA structural analysis of the frame, swingarm, and suspension.

●	Conduct battery compliance testing (UN 38.3 certification).

●	Validate powertrain efficiency, vehicle aerodynamics (CFD), and dynamic performance.

●	Provide test reports and corrective recommendations for any failures.

F. Budget Compliance in accordance with Annex F - Budget & Payment Schedule of the Side Letter

●	Adhere to the agreed budget for each development phase.

●	Issue invoices only after milestone acceptance by Damon.

●	Maintain transparent cost tracking and reporting.

G. Payment Terms & Milestone Approvals in accordance with Annex G – Split of Payments of the Side Letter

●	Submit milestone deliverables for approval before invoicing.

●	Ensure that each deliverable is verified and accepted before proceeding to the next phase.

Each phase is detailed in Annex C - Activities & Deliverables of the Side Letter, with specific milestones and deliverables.

4. DEVELOPMENT PHASES AND TIMELINES

The project will be divided into the following nine (9) phases:

Phase	Description	Duration	Start Date	End Date
1	Concept Definition	6 weeks	04/04/2025	11/04/2025
2	3D Design Engineering	18 weeks	14/04/2025	15/08/2025
3	Architecture & Electronics (VCU, EM, MCU, Charger)	18 weeks	14/04/2025	15/08/2025
4	Styling & Bodywork	44 weeks	11/04/2025	06/02/2026
5	Computational Fluid Dynamics (CFD)	12 weeks	09/06/2025	29/08/2025
6	Prototype Components Production	26 weeks	14/04/2025	17/10/2025
7	Battery Production (4 Samples)	18 weeks	23/06/2025	24/10/2025
8	Battery Validation	18 weeks	27/10/2025	27/02/2026
9	Engineering Vehicle Tests	21 weeks	20/10/2025	13/03/2026

Full phase details, activities, and deliverables will be agreed upon by parties pursuant to the Side Letter.

This Agreement will commence on the Effective Date and remain in effect until such date when the phases and attendant deliverables are completed by EE and accepted by Damon.

In addition, this Agreement may be terminated by either Party upon written notice to the other Party if the other Party materially defaults in the performance of any provision of this Agreement and fails to cure such breach within 30 days of receiving written notice of such breach.

If EE fails to meet any agreed-upon phase or deliverable deadline under this Agreement, Damon shall be entitled to receive a credit or payment by EE equal to 1% of the delayed phase’s cost per month, pro rated for any partial months. In addition, in the event of any such delay for a period of 30 days or more, Damon reserves the right to terminate this Agreement upon written notice to EE and seek any remedies available at law or in equity.

In the event this Agreement is terminated for any reason, EE shall be entitled to receive payment for all amounts which EE is permitted to invoice pursuant to this Agreement through the effective date of termination, but shall not be entitled to any other amounts.

5. PAYMENT TERMS

5.1 Payment Structure

Damon agrees to pay EE for services rendered under this Agreement as follows:

Phase	Total Cost (€)	1st Payment (50%)	2nd Payment (50%)	1st Payment Invoiced	2nd Payment Invoiced
1	€43,800	€21,900	€21,900	04/04/2025	11/04/2025
2	€226,200	€113,100	€113,100	04/04/2025	15/08/2025
3	€136,290	€68,145	€68,145	04/04/2025	15/08/2025
4	€258,140	€129,070	€129,070	04/04/2025	06/02/2026
5	€45,200	€22,600	€22,600	04/04/2025	29/08/2025
6	€374,200	€187,100	€187,100	04/04/2025	17/10/2025
7	€124,800	€62,400	€62,400	04/04/2025	24/10/2025
8	€193,200	€96,600	€96,600	04/04/2025	27/02/2026
9	€179,840	€89,920	€89,920	04/04/2025	13/03/2026

Total contract value: € 1,581,670

Full budget and payment splits are outlined in Annex G – Split of Payments of the Side Letter.

Total cost is the net amount payable into EE account and all Canadian related tax, if present, will be withhold and paid by Damon. EE shall issue invoice to Damon clearly indicating the net value and the tax value enabling Damon to get the tax reimbursement from the tax administration. (tax value, if present, of each payment shall be advised by Damon). All payments must be made within 30 days of invoice date, after each Phase is approved on the base of Final Approving Document.

Each invoice will be paid in Euros.

After the completion of each phase EE will prepare and send to Damon a Final Approving Document (see point 1), and Damon will confirm the receiving of the document. This Document must be signed by Damon and returned to EE not later than 10 (ten) working days. After its receipt, or in any case after 10 working days from its delivery to Damon, without any objections by Damon, EE can send the invoice of this phase’s payment to Damon, Damon will pay within 30 (thirty) working days after having received the invoice. If Damon delays payment for more than 20 (twenty) working days after having received the invoice, EE will be authorized to stop works.

All Bank charges that occurred within Canada shall be borne by Damon. All such Bank charges will be charged to Damon. The amount under the “Total cost” will be the net amount into EE account.

6. INTELLECTUAL PROPERTY & WARRANTIES

6.1 Ownership

1.	All intellectual property rights, in EE’s intellectual property existing prior to the Effective Date (“EE Pre-Existing IP”) will continue to be owned by EE.

2.	All the deliverables, work product, and other materials developed or provided to Damon under this Agreement (“Work Product”) will be owned by Damon upon full payment for each applicable phase. If the Agreement is terminated early for any reason, EE will deliver to Damon any works in progress, including any deliverables, and Damon will own any works in progress subject to payment of the applicable fees associated with the services for such works in progress through the effective date of termination. EE hereby irrevocably assigns, transfers and conveys (and as necessary in the future shall irrevocably assign, transfer and convey) to Damon without further consideration all of EE’s right, title, and interest in the Work Product. Notwithstanding anything to the contrary, EE retains any right, title and interest it has in or to the EE Pre-Existing IP. EE hereby grants to Damon an irrevocable, perpetual, nonexclusive, worldwide, paid-up license to make, have made, use, practice, execute, reproduce, display, perform, operate, distribute, modify, develop, personalize and create derivative works from the EE Pre-Existing IP when used as part of or in support of the Work Product.

3.	EE guarantees that its designs do not infringe on any third-party patents, copyrights, trade secrets, or any other intellectual property rights. Damon is responsible to provide to EE the intellectual rights’ information about patents existing in Canada and other countries related to this project. EE shall provide Damon with its relevant known patent information. If Damon discovers EE’s design conflicting with exiting patents which EE was informed, in this case Damon have the right to require EE to modify immediately.

4.	EE shall indemnify, defend and hold harmless Damon and its affiliates, officers, directors, employees, agents, successors, and assigns from all costs, liabilities, fines, penalties, damages or expenses (including reasonable attorneys’ fees and amounts paid in settlement) arising out of or relating to any claim by a third party that any of the Work Product or EE Pre-Existing IP provided by EE infringes and/or misappropriates the proprietary rights (however described) of any third party.

6.2 Warranties

1.	EE warrants that all work will be performed according to industry standards and agreed-upon specifications.

2.	Any defects in engineering or design or other failures to meet the warranty above will be corrected by EE at no additional cost.

7. VALIDATION & TESTING

EE will perform the following validation and structural tests pursuant to the Side Letter:

●	Finite Element Analysis (FEA)

●	Structural fatigue tests

●	Battery performance tests (UN 38.3 certification)

●	Frame, swingarm, and suspension stiffness validation

●	Full prototype assembly and calibration

8. CONFIDENTIALITY & NON-DISCLOSURE

1.	Both Parties agree to maintain confidentiality for five (5) years from the termination or expiration of this Agreement regarding all project-related technical and commercial information; provided, that with respect to any such project-related technical and commercial information that qualifies as trade secrets under any law, the Parties agree to maintain the confidentiality of such information until such information no longer qualifies as trade secrets under any law.

2.	Information will only be disclosed to employees directly involved in the project who have a need to know.

3.	In the event of a legal requirement to disclose confidential information, the disclosing Party must notify the other Party at least seven (7) days in advance.

9. GOVERNING LAW & DISPUTE RESOLUTION

1.	This Agreement shall be governed by and interpreted under the laws of Italy.

2.	All disputes between the parties arising out of or in relation to this Agreement (including any issue on the validity or enforceability of this arbitration clause) shall be resolved through arbitration under the Rules of Arbitration of the Milan Chamber of Arbitration (hereinafter, for the purpose of this clause, also the "Rules") by a panel composed of 3 (three) arbitrators.

3.	One arbitrator shall be appointed by the claiming Party in a request of arbitration and the second by the other Party in the answer, in accordance with the Rules. The third arbitrator, who shall act as chairman of the board of arbitrators shall be appointed by the arbitrators of the Parties within 30 (thirty) days from (i) the service of the reply containing the appointment of the second arbitrator, or (ii) the communication of the appointment of the respondent party arbitrator by the Milan Chamber of Arbitration. Failing an agreement within such term, the appointment shall be made by the Milan Chamber of Arbitration in accordance with the Rules.

4.	The seat of the arbitration is Milan (Italy) and English is the language of the arbitration. Italian substantive law shall apply. The arbitration award shall be final and binding, and the arbitrators’ panel shall have the power to award all (or a portion of) costs and fees connected with the dispute to the winning party.

10. FORCE MAJEURE

1.	If force majeure (fire, flood, war, acts of terrorism, pandemic, or the like) prevents a Party from fulfilling its obligations, the Parties shall negotiate in good faith to extend the applicable deadlines.

2.	If any such force majeure lasts one (1) month, either Party may terminate this Agreement with 30 days' written notice.

11. COMMUNICATIONS

Any official communication related to this Agreement shall be sent to the following contacts:

●	Damon Inc. Dominique Kwong Email: ***

●	Engines Engineering S.p.a. Mr. Manfredi Fenici Email: ***

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.

DAMON INC.

By:	/s/ Dominique Kwong
Name:	Dominique Kwong
Title:	Chief Executive Officer

Engines Engineering S.p.a.

By:	/s/ Manfredi Fenici
Name:	Manfredi Fenici
Title:	Chief Executive Officer